EXHIBIT 8.1

The following is a list of the Company’s subsidiaries as of March 23, 2010:

Name	Vessel/Activity	Organization	Ownership percentage
Star Bulk Management Inc.	Management Company	Marshall Islands	100%
Star Bulk S.A.	Management Company	Marshall Islands	100%
Star Alpha LLC	Vessel Sold	Marshall Islands	100%
Star Beta LLC	Star Beta	Marshall Islands	100%
Star Gamma LLC	Star Gamma	Marshall Islands	100%
Star Delta LLC	Star Delta	Marshall Islands	100%
Star Epsilon LLC	Star Epsilon	Marshall Islands	100%
Star Zeta LLC	Star Zeta	Marshall Islands	100%
Star Theta LLC	Star Theta	Marshall Islands	100%
Star Kappa LLC	Star Kappa	Marshall Islands	100%
Lamda LLC	Star Sigma	Marshall Islands	100%
Star Omicron LLC	Star Omicron	Marshall Islands	100%
Star Cosmo LLC	Star Cosmo	Marshall Islands	100%
Star Ypsilon LLC	Star Ypsilon	Marshall Islands	100%
Star Iota LLC	Vessel Sold	Marshall Islands	100%